Exhibit 99.1

Press Release                    Source:  Total Nutraceutical Solutions, Inc.

Total Nutraceutical Solutions Inks Deal with Hokto Kinoko to Utilize Mushroom Spent Substrate

Tuesday February 17, 6:00 am ET




Spent Substrate Will Be Developed as a Nutritional Animal Feed Additive

SPARTANBURG, S.C.--(BUSINESS WIRE)--Total Nutraceutical Solutions, Inc. (TNS) (OTCBB: TNUS - News) announced today that the company has signed an agreement with Hokto Kinoko Co. ("Hokto") to acquire mushroom spent substrate from the Hokto facility in San Marcos, CA. The 250,000 square foot growing facility for fresh specialty mushrooms has the potential at full capacity to produce 20-25 tons of spent substrate per day. TNS plans to develop and market this material as an animal feed additive with nutritional value via collaborative research with the Department of Food Science at Pennsylvania State University.

"This agreement propels TNS into the forefront of nutritional supplementation in the human and veterinary markets," stated Marvin S. Hausman MD, CEO, TNS. "Research collaborations between our own scientists and those of the Department of Food Science, Pennsylvania State University, will allow us to identify key bioactive substances within the spent substrate which has the potential to supplement the diets of humans and animals. These bioactive nutrients and enzymes may act as natural potent anti-oxidants and anti-inflammatory agents to increase the nutritional value of animal food products. The nutrients may also prevent various diseases that afflict animals in the food chain as well as many humans."

Mushroom substrate waste is defined as the spent substrate (growing media) and all mushroom residuals resulting from cleaning the growing bottles after the harvest of mushroom fruit bodies at the growing facility. The Hokto state-of-the-art facility, the largest of its kind in the United States, will produce the following mushrooms: Brown Beech (Buna Shimeji), White Beech (Bunapi(TM)), King Trumpet (Pleurotus eryngii), and Maitake.

About Hokto Kinoko Company:

Hokto Kinoko Company USA is a wholly owned subsidiary of Hokuto Corporation, headquartered in Nagano, Japan. Hokuto Corporation, a first section Tokyo Stock Exchange Company, is the largest mushroom producer in Japan.

About Total Nutraceutical Solutions, Inc.:

Total Nutraceutical Solutions, Inc. is an emerging nutraceutical company with a focus on discovering, formulating and marketing products composed primarily of organic natural mushroom compounds that contain bioactive nutrients for potential health benefits. TNS develops production and analytic technologies for food and nutritional supplements composed primarily of mushrooms and their mycelial biomasses. Novel clinical models and biomarkers will be used to show nutritional and clinical efficacy of our products. In addition to preventative healthcare formulations and nutritional approaches to a wide variety of human conditions and illnesses, TNS also develops and acquires breakthrough nutritional tools and products in the fields of animal husbandry and livestock feeds.

Any statements contained in this press release that relate to future plans, events or performance are forward-looking statements that involve risks and uncertainties including, but not limited to, the risks associated with the transaction described in this press release, and other risks identified in the filings by Total Nutraceutical Solutions (TNS), Inc. with the Securities and Exchange Commission. Further information on risks faced by TNS are detailed in the Form 10-K for the year ended July 31, 2008 and in its subsequent Quarterly Reports on Form 10-Q. These filings are or will become available on a website maintained by the Securities and Exchange Commission at http://www.sec.gov. The information contained in this press release is accurate as of the date indicated. Actual results, events or performance may differ materially. TNS does not undertake any obligation to publicly release the result of any revision to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Contact:

Total Nutraceutical Solutions, Inc.
Roberta Matta, 509-427-5132